Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Anna Lowry
(441) 278-6683
anna.lowry@ace.bm

ACE LIMITED COMMENTS ON IMPACT OF HURRICANE CHARLEY

HAMILTON, Bermuda — August 20, 2004 — ACE Limited (NYSE: ACE) announced today that preliminary estimates indicate that total net losses for the entire ACE Group of Companies resulting from the impact of Hurricane Charley, the category 4 hurricane that hit Florida on August 13th, will be approximately $100 million pre-tax, which is in line with previously stated guidance for annual catastrophe-related losses.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. A component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. Among other things, these forward-looking statements could be affected by the number of insureds and ceding companies affected by the hurricane, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, the impact of the hurricane on the Company’s reinsurers, and the amount and timing of reinsurance recoverables actually received, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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